Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into on March 1, 2010 by and among Manhattan Bancorp (“MB”), Bank of Manhattan, N.A. (the “Bank”) and Deepak Kumar (“Executive”) for the purposes set forth hereinafter (“Agreement”).

W I T N E S S E T H

WHEREAS, MB is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (“FRB”);

WHEREAS, MB is the parent holding company for the Bank, which is a national banking association and wholly-owned subsidiary of MB, subject to the supervision and regulation of the Office of the Comptroller of the Currency (“OCC”); and

WHEREAS, Executive is being hired to serve as the Chief Executive Officer (“CEO”) of the Bank and MB;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, MB, the Bank and Executive agree as follows:

A.                                   TERM OF EMPLOYMENT

The term of this Agreement (“Term”) shall commence March 1 2010, (the “Effective Date”), and end upon termination by either MB and the Bank or Executive, as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Bank and MB hereunder.

B.                                     DUTIES OF EXECUTIVE

1.                                       Duties. Executive shall perform the duties of Chief Executive Officer of the Bank and MB, reporting directly to the Board of Directors (the “Board”) of the Bank and MB, and subject, at all times, to the powers vested by law in the Board of the Bank and MB and their respective shareholders. Executive shall also serve as a member of the Board of the Bank during the Term. During the Term, Executive shall perform the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s and MB’s Articles of Association or Incorporation, Bylaws and internal written policies.

2.                                       Conflicts of Interest. Except as permitted by the prior written consent of the Board of MB or the Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Bank and MB during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s or MB’s interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided that such business or venture is not in competition, directly or indirectly, in any manner with the Bank or MB.

C.                                     COMPENSATION

1.                                       Salary. For Executive’s services hereunder, the Bank or MB shall pay or cause to be paid as annual base salary (the “Base Salary”) to Executive in the amount of Two Hundred Ninety-Five Thousand Dollars ($295,000), less applicable withholdings, through March 1, 2011. On March 1, 2011 Executive’s annual Base Salary will be increased to Three Hundred Twenty-Five Thousand Dollars ($325,000), less applicable withholdings. The Base Salary shall be payable in equal installments in conformity with the Bank’s normal payroll period.

2.                                       Bonus Consideration. Executive shall be eligible for consideration for an annual bonus of up to one times Executive’s Base Salary, in the discretion of the Board of Directors of MB and the Bank, based on personal performance and performance criteria of the Bank and MB that is developed by the Boards of the Bank and MB, in their sole discretion, in conjunction with discussions with Executive.

D.                                    EXECUTIVE BENEFITS

1.                                       Vacation. Executive shall be entitled to vacation during each year of the Term consistent with the Bank’s approved vacation schedule and policy, which shall provide Executive with not less than four (4) weeks’ vacation for each year of the Term. Executive is encouraged to use all accrued vacation benefits and will be expected to take vacation in the year it is earned. Accrual of any unused vacation shall be determined in accordance with the Bank’s personnel policies as in effect from time to time and shall be subject to any limitations set forth therein.

2.                                       Group Medical and Other Insurance Benefits. The Bank shall provide for Executive, at the Bank’s expense, group medical and other insurance benefits in accordance with the Bank’s personnel policies as in effect from time to time. The Bank’s and MB’s liability to Executive for any breach of this paragraph shall be limited to the amount of premiums required hereunder to be payable by the Bank or MB to obtain or maintain, as applicable, the coverage contemplated herein. The Bank and MB reserve the right to change the benefits available to their employees at any time, in their sole discretion.

3.                                       Stock Options. At the next regularly scheduled Board of Directors meeting following the end of the month in which the Effective Date falls, it will be recommended to the Board of Directors (or an appropriate committee thereof) that Executive be granted options to purchase up to 40,000 shares of MB’s authorized but unissued common stock, at the greater of the tangible book value per share of the stock and the fair market value of the stock on the date of the grant of such options (the “Original Grant Date Exercise Price”), pursuant to the Manhattan Bancorp Stock Option Plan (“the Plan”). In addition, it will be recommended to the Board of Directors (or an appropriate committee thereof) at a regularly scheduled Board of Director meeting occurring within four months following the end of the month in which the Effective Date falls, that Executive be granted the following number of options to purchase shares of MB’s authorized but unissued common stock (or such lesser number of shares as may be available under the Plan or any other equity incentive plan that shall have been adopted by the Board of Directors and approved by the shareholders on or prior to the date of such meeting), at the greater of the tangible book value per share of the stock and the fair market value of the stock on the date of the grant of such options (the “Subsequent Grant Date Exercise Price”), pursuant to the Plan or such other equity incentive plan as may be determined by the Board of Directors: (i) if the Subsequent Grant Date Exercise Price is equal to or less than the Original Grant Date Exercise Price, then 80,000; and (ii) if the Subsequent Grant Date Exercise Price is greater than the Original Grant Date Exercise Price, then that number of shares equal to the quotient of (A) the product of 80,000 and the Original Grant Date Exercise Price, divided by (B) the Subsequent Grant Date Exercise Price. In the event that the Subsequent Grant Date Exercise Price is greater than the Original Grant Date Exercise Price, then it will also be recommended to the Board of Directors that Executive be granted an award of that number of restricted shares of MB common stock equal to the difference between 120,000 and the total number of options that are granted to Executive pursuant to this Subparagraph D.3. Notwithstanding the foregoing, in no event shall Executive be entitled to a grant of restricted stock pursuant to this Subparagraph D.3 if an equity incentive plan providing for the grant of a sufficient number of shares of restricted stock shall not have been adopted by the Board of Directors and approved by the shareholders prior to the date which is four months following the end of the month in which the Effective Date falls.

Such options shall have terms of ten (10) years from the respective dates of the granting thereof, and shall vest in three (3) installments of 33.33% per year over a period of three (3) years, with the first such installment to vest one year from the date of the grant, and with subsequent installments vesting two and three years thereafter. To the maximum extent permitted by law, the options are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Any grant of restricted stock pursuant to this Subparagraph D.3 shall be subject to the terms and conditions set forth below and of the form of restricted stock award agreement then used by MB in connection with restricted stock awards. Any restricted stock award shall vest (i) in three annual installments of 33 1/3% per year over a period of three (3) years, with the first such installment to vest one year from the date of grant, and with subsequent installments vesting two and three years thereafter contingent upon Executive’s employment by MB as of such vesting date.

4.                                       Club Membership. Executive shall be provided with an executive membership at the Manhattan Country Club at the Bank’s expense. The Bank shall pay or reimburse Executive for all dues associated with such membership and reimburse Executive for all business expenses incurred at the Club in accordance with the Bank’s reimbursement policies.

5.                                       Relocation Benefits. The Bank and MB will provide Executive with the following financial support as he moves from Northern California to the Los Angeles area: a) a payment in an amount equal to 5% of the sale price of Executive’s existing home upon the sale of Executive’s home and the provision of appropriate confirming documentation or payment in an amount equal to 5% of the appraised value of Executive’s existing home in Northern California should he purchase a home for himself and his family in Southern California, whichever occurs first; b) a “tax gross-up payment” equal in an amount sufficient to cover the additional federal, state and employment taxes imposed on the payment provided under subpart (a) above so that Executive is in the same economic position as if the provision of such 5% payment did not result in imputed income; c) the payment of up to six (6) months of rent for a furnished rental apartment approved by the Bank and/or MB and located in Manhattan Beach; d) the payment of six (6) months of car rental costs for a vehicle approved by the Bank and/or MB and a reasonable number of flights to and from Oakland/LAX for the same period; and e) reimbursement of moving expenses Executive incurs in moving his personnel effects to Southern California in an amount that is approved in advance by the Bank and MB and is based upon the provision of appropriate documentation by Executive.

6.                                       Relocation Bonus. Once Executive and his family relocate to Southern California, the Bank and MB will pay him a relocation bonus of $150,000 on the earlier of Executive’s purchase of a home in Southern California or on March 1, 2011, provided that Executive is the CEO of the Bank and MB at that time. Should Executive leave the employ of the Bank and MB or be terminated for any reason prior to the earlier of the date on which Executive purchases a home in Southern California or March 1, 2011, such relocation bonus will not be earned or payable.

E.                                      REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Bank or MB for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties in accordance with the Bank’s and MB’s reimbursement policies in effect from time to time, provided that each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank and MB as a business expense and not as deductible compensation to Executive; and Executive furnishes to the Bank and MB adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and MB and not as deductible compensation to Executive.

F.                                      TERMINATION

1.                                       Termination At Will (Without Cause) or for Good Reason. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Executive’s employment with the Bank and MB is for an unspecified period of time and is to continue only at the mutual agreement of both Executive, on the one hand, and the Bank and MB on the other hand. Accordingly, either Executive or the Bank and MB may terminate this Agreement, and Executive’s employment relationship at will, at any time, for any reason, with or without cause or prior notice. This at will provision may not be modified, amended or rescinded except by an individualized written agreement signed by Executive and the Chairman of the Board of MB and the Bank. Upon such termination of Executive by the Bank or MB pursuant to this Paragraph or by the Executive for Good Reason, as defined further below, all benefits provided by the Bank or MB hereunder to Executive shall thereupon cease, except as provided in this Subparagraph F.1 or Subparagraph F.5, and Executive shall be deemed to have voluntarily resigned as a director, officer and employee of the Bank and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with the Bank, and shall deliver such a written resignation as the Bank or MB may request. Notwithstanding the foregoing, it is agreed that (a) in the event of such termination without Cause by the Bank or MB or for Good Reason by the Executive pursuant to this Paragraph, and (b) upon the delivery to the Bank and MB by Executive of a waiver and release in substantially the form of Attachment “A” to this Agreement, and Executive’s compliance with the terms thereof, Executive shall be entitled to payment of a sum equivalent to twelve (12) months’ of his then Base Salary in effect on the date of his termination of employment, in equal installments during the twelve (12) month period on the Bank’s regularly scheduled payroll dates, and reimbursement for any COBRA related payments incurred by Executive to continue his participation in the Bank’s group health plan for the same twelve (12) month period. The Bank and MB’s obligation to provide such COBRA payment reimbursement, however, shall be terminated if Executive becomes eligible to receive comparable substitute coverage from another employer at any time during such twelve-month period. Executive agrees to advise the Bank and MB in writing immediately if such comparable substitute coverage is available from another employer. For purposes of this Paragraph, “Good Reason” shall be deemed to occur only if: a) Executive’s then current level of annual Base Salary is reduced without his consent; b) Executive experiences a material dimunition in his title, position or responsibilities without his agreement; or the Bank or MB breaches any material provision of this Agreement, which is not remedied by the Bank or MB promptly after notice by Executive in writing. If the Executive terminates his employment for other than Good Reason, as defined herein, Executive shall not receive the payments described in this Paragraph. Notwithstanding any provision to the contrary in this Subparagraph F.1, no separation benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Subparagraphs F.2, F.3 or F.4 hereof or while grounds for termination under such Subparagraphs exist, and no separation benefits shall be payable to Executive under this Subparagraph F.1 if payments are required to be made to Executive under Subparagraph F.5 hereof.

2.                                       Termination for Cause. The Bank or MB may terminate this Agreement at any time by action of its Board for cause (“Cause”). For purposes of this Agreement termination for “Cause” shall mean termination because of Executive’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. In addition, if Executive and his family shall have not relocated to Southern California on or before September 30, 2010, any termination of this Agreement by the Bank or MB from and after October 1, 2010 and until the date that Executive and his family shall have relocated to Southern California shall be deemed a termination for “Cause.” Termination under this Paragraph shall not prejudice any remedy that the Bank or MB may have at law, in equity, or under this Agreement.

3.                                       Death or Disability. In the event of Executive’s death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Bank or MB in good faith, this Agreement shall terminate without any further liability or obligation by the Bank or MB to Executive. For purposes of this Agreement only, physical or mental disability shall be defined as Executive having been unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one-hundred eighty (180) days in any calendar year, or, if applicable, such other periods as may be defined in the Bank’s personnel policies or in applicable disability insurance policies as in effect from time to time. If there should be a dispute between the Bank or MB and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto. The Bank or MB shall bear the costs of such physician or psychiatrist selected to determine such matter.

4.                                       Supervisory Matters. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or MB’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the obligations of the Bank and MB under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank and MB may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s or MB’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee, at the time that the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

5.                                       Termination Following Change in Control.

(a) In the event a Change in Control of the Bank or MB occurs (as defined below) and Executive’s employment as Chief Executive Officer of the Bank or MB is terminated without Cause by the Bank or MB or resigns for Good Reason within one year after the completion of the Change in Control, then Executive shall be entitled, upon such termination of employment and upon delivery to the Bank and MB of an executed waiver and release in substantially the form of Attachment “A” to this Agreement, and Executive’s compliance with the terms thereof, to payment of a sum equivalent to two (2) times the highest annual cash compensation amount paid to Executive by the Bank or MB within the three years’ preceding the Change in Control. Such payment shall be paid out in equal installments over a twenty-four month period on the Bank’s regularly scheduled payroll dates. Notwithstanding any provision to the contrary in this Subparagraph F.5, no separation benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Subparagraphs F.2, F.3 or F.4 hereof or while grounds for termination under such Subparagraphs exist.

(b) A “Change in Control” of the Bank or MB occurs upon the effective date of the first to occur of the following events:

(i) Merger, Consolidation, and Other Transactions. Any (A) merger where the Bank or MB, or a corporation in which the Bank’s or MB’s shareholders as constituted immediately prior to the merger do not own at least 50% of such corporation’s common stock or 50% of the common stock of the parent of such corporation following such merger in the same proportions as their ownership interests in the Bank or MB prior to such transaction, is not the surviving corporation; (B) a transfer of all or a substantial portion (50% or more) of the assets of the Bank or MB to another corporation or other person in which the Bank’s or MB’s shareholders as constituted immediately prior to such transfer do not own at least 50% of the common stock or 50% of the common stock of the parent of such corporation (or an equivalent economic interest in the case of a transferee that is not a corporation) following such transfer in the same proportions as their ownership interests in the Bank or MB prior to such transaction; or (C) the liquidation or dissolution of the Bank or MB, except for a liquidation or dissolution in which the assets and liabilities of the Bank or MB are transferred to a transferee in which the owners of the Bank’s or MB’s common stock as constituted immediately prior to the transaction own at least 50% of the common stock or 50% of the common stock of the parent of the transferee (or an equivalent economic interest in the case of a transferee that is not a corporation) following such liquidation or dissolution in the same proportions as their ownership interests in the Bank or MB prior to such transaction; or

(ii) Majority Stockholder. Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates (but excluding the Bank’s employee benefit plans, the individuals who were the Bank’s or MB’s officers or directors on the date of this Agreement or their affiliates, and Carpenter Fund Manager GP, LLC or its affiliates), becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of more than 50% of the Bank’s or MB’s outstanding common stock.

(iii) Regulatory Exception. Notwithstanding anything else to the contrary set forth herein, a “Change in Control” shall not include any sale of stock or securities, merger, transfer of assets, consolidation, liquidation, reorganization or other transaction instituted by or at the request of the OCC, FRB or the Federal Deposit Insurance Corporation to resolve any supervisory concerns respecting the Bank or MB.

6. Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, separation compensation under Subparagraphs F.1 and F.5 hereof will be reduced as provided below to avoid the penalties imposed on “parachute payments” under the Internal Revenue Code.

(a) If the present value of all Executive’s severance compensation provided by MB or the Bank under Subparagraph F.1 or F.5 hereof and outside this Agreement is high enough to cause any such payment to be a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code), as amended, then one or more of such payments will be reduced to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Paragraph, such dispute will be settled in accordance with Paragraph 10 below; and no such disputed payment shall be made until the dispute is settled.

(b) Executive may direct the Bank and MB regarding the order of reducing separation compensation and other payments from the Bank or MB to comply with this Subparagraph F.6.

7.                                       Section 409A Limitation. It is the intention of Bank, MB and Executive that the severance and other benefits payable to Executive under this Agreement either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Internal Revenue Code. Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by Bank and MB, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of “Change in Control” or the timing of commencement and completion of severance benefit and/or other benefit payments to Executive hereunder in connection with a merger, recapitalization, sale of shares or other “Change in Control”, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A. Bank, MB and Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments; and/or (iii) modify the completion date of severance and/or other benefit payments. The Bank, MB and Executive further acknowledge and agree that if, in the judgment of the Bank and MB, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank, MB and Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on the Bank, MB and Executive) with Section 409A. For example, if this Agreement is subject to Section 409A and it requires that severance and/or other benefit payments must be delayed until at least six (6) months after Executive terminates employment, then the Bank, MB and Executive would delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first six (6) months following Executive’s termination of employment and substitute therefor a lump sum payment or an initial installment payment, as applicable, at the beginning of the seventh (7th) month following Executive’s termination of employment which in the case of an initial installment payment would be equal in the aggregate to the amount of all such payments thus eliminated.

8.                                       Regulatory Provisions. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive be in excess of that considered by the FDIC or the Office of the Comptroller of the Currency to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

G.                                     GENERAL PROVISIONS

1.                                       Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and the Bank and MB acknowledge are trade secrets, to wit, knowledge or data concerning the Bank and MB, including their operations and methods of doing business, and the identity of customers of the Bank and MB, including knowledge of their financial condition and their financial needs. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way either during the Term or thereafter, except as required in the course of Executive’s employment with the Bank or MB.

2.                                       Indemnification. To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank and MB in effect from time to time, the Bank and MB shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or non-feasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank or MB including but not limited to judgments, fines, settlements and legal and other expenses incurred in the defense of actions, proceedings and appeals therefrom. However, the Bank and MB shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been adjudged to be liable to the Bank or MB in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The

Bank and MB shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure the Bank, MB and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive. The obligations of the Bank and MB under this Subparagraph G.2 shall continue through and after the Term of this Agreement.

3.                                       Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank and MB, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

4.                                       Non-solicitation. During the Term and for a period of one year thereafter, Executive shall not, directly or indirectly, engage or participate in the solicitation or any attempt to solicit employees of the Bank or MB to leave the employ of the Bank or MB or to work for any person, firm or business that is in competition in any manner whatsoever with the business of the Bank or MB.

5.                                       Non-Violation of Current Contractual Obligations. It is not the intent of the Bank or MB that Executive violate any agreements that he has with a current or previous employer or that he act contrary to any contractual or other legal obligations which he may have to a current or previous employer. The Bank and MB will assume, unless advised by Executive to the contrary, that he is under no legal restrictions that could impact his acceptance of the position of CEO with the Bank and MB, or impact his ability to solicit customers on behalf of the Bank and/or MB.

6.                                       Controlling Law. This Agreement is to be governed by and construed in accordance with the laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California.

7.                                       Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

8.                                       Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank and MB. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Bank and MB, and Executive.

9.                                       Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States mail, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Subparagraph G.8, three (3) business days after the date placed in the United States mail, or (iii) if given by facsimile, when sent. Notices shall be addressed to the Bank and MB at their main office and to Executive at the address then maintained by the Bank and MB in its records for Executive, or to such other respective addresses as the parties hereto shall designate to the other by like notice.

10.                                 Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Executive’s employment, or any alleged discrimination or statutory or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in Los Angeles, California in accordance with, and under the auspices of the employment rules of JAMS or other mutually agreeable alternative dispute resolution service. The laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California shall govern. Without limiting the foregoing, the potential claims covered by this Agreement include, but are not limited to, claims for wages, bonuses or other compensation due; claims for breach of any contract or covenant (express or implied) under which Executive believes he would be entitled to compensation or benefits; claims for wrongful termination in violation of public policy, tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and applicable wage orders, the California Family Rights Act, the Federal Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Consolidated Omnibus budget Reconciliation Act of 1985, and the Employee retirement Income Security Act; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance. The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Executive, on the one hand, and the Bank and MB collectively, on the other hand, shall each bear his or their own costs and attorneys’ fees incurred in conducting the arbitration; provided, however, that the Bank and MB shall bear the fees and administrative costs charged by the arbitrator and JAMS (or other alternative dispute resolution service selected). Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANK OF MANHATTAN, N.A.
	By:	/s/ Kyle Ransford
Kyle Ransford
Chairman of the Board of Directors

/s/ Deepak Kumar	MANHATTAN BANCORP
Deepak Kumar	By:	/s/ Kyle Ransford
(“Executive”)		Kyle Ransford
Chairman of the Board of Directors

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver Agreement”) is entered into by and between Deepak Kumar (“Employee”) and Bank of Manhattan, N.A. and Manhattan Bancorp on their behalf and on behalf of their parents, subsidiaries, affiliates and successors-in-interest (collectively, “Employer”).

RECITALS

A.                                   Employee and Employer have entered into an Employment Agreement dated as of                       , 2010 (the “Agreement”).

B.                                     A condition precedent to certain of Employer’s obligations under the Agreement is the execution of this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

In consideration for the payment of separation pay and other compensation under the Agreement, Employee agrees unconditionally and forever to release and discharge Employer its parents, subsidiaries, affiliates, successors-in-interest, and their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, insurers, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee’s employment with, or separation from, Employer on or before the date of execution of this Waiver Agreement. Employee also confirms his resignation as a director, officer and employee of Employer and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with Employer.

This release specifically includes, but is not limited to, any claims arising out of contract, tort or statute, including any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the California Fair Employment and Housing Act, the California Labor Code, the Family and Medical Leave Act, the California Family Rights Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from filing a charge with any federal, state or administrative agency, such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, or from cooperating with that agency in any investigation or proceeding, but Employee agrees not to participate in, and waives his rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement. In addition, this Agreement does not apply to claims that Employee may have for unemployment compensation benefits, workers compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act

(COBRA) or claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA).

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.

REPRESENTATIONS OF EMPLOYEE

Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee’s choosing and that Employer has encouraged Employee to do so.

Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the inducements provided in the Agreement. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee’s agreement.

MISCELLANEOUS

Except for the Agreement and any other employee benefit plans expressly referred to in the Agreement as continuing following Employee’s termination of employment with Employer, this Waiver Agreement sets forth the entire agreement between Employee and Employer, and shall be binding on both party’s heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement. No amendments to this Waiver Agreement will be valid unless written and signed by Employee and a duly authorized Officer of Employer.

Employee agrees not to disclose the existence of this Waiver Agreement or any of its terms to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof. Employee further agrees to keep this Waiver Agreement and all of its terms strictly confidential and agrees that he will inform any such attorneys, accountants and immediate family members about this confidentiality provision and that they will agree to be bound by it.

Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this Waiver Agreement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement. To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee acknowledges that Employee has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee’s execution of this Waiver Agreement. The revocation by Employee of this Waiver

Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by Employer prior to the eighth (8th) day following the execution of this Waiver Agreement by Employee. This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee’s execution of the Waiver Agreement. No payment will be made to the undersigned until such date.

The undersigned agree to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

DATED:
Deepak Kumar

DATED:	Bank of Manhattan, N.A.
By:
Kyle Ransford, Chairman of the Board

DATED:	Manhattan Bancorp
By:

Kyle Ransford, Chairman of the Board